EXHIBIT 99.1

First Niagara Carries Earnings Momentum Into 2011

  6% annualized revenue growth in the first quarter
  18% commercial loan growth; 11% increase in total loans
  NewAlliance merger expands platform for growth
  Solid credit trends and capital levels sustain position of strength

BUFFALO, N.Y., April 21, 2011 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) furthered its track record of strong business growth and consistent financial performance by delivering first quarter operating (Non-GAAP) earnings of $49.8 million or $0.24 per diluted share. With the just completed merger with NewAlliance Bancshares, First Niagara is now a $30 billion financial services company with over $18 billion in deposits and 345 branches across the Northeast.

"We entered the new year with confidence and determination," President and Chief Executive Officer John R. Koelmel said. "This quarter's performance is marked by strong overall momentum and organic growth. Business fundamentals remain positive as demonstrated by the ongoing increase in top-line revenues and commercial loan generation, combined with a strong credit profile and capital levels. We are taking steps to maximize the potential of our new franchise by employing multiple profitability levers to further enhance revenues, productivity, and returns. These repositioning initiatives are aimed at raising the contribution and mix of fee-based revenues improving the efficiency of our branch distribution network, continuing loan and deposit growth, and scrutinizing underperforming assets. We are committed to capitalizing on the strong position and potential of the First Niagara franchise."

Mr. Koelmel added, "We are excited to have completed our merger with NewAlliance Bancshares.  Early enthusiasm among customers and employees has exceeded our expectations and positions us well for growth.  By combining the strengths of our respective companies, we are accelerating our growth trajectory. This week's conversion and integration was very smooth and efficient, and we are ready to bring our full array of products and services to meet the needs of consumers and businesses in our newest markets."

First Quarter Results

 For the quarter ended March 31, 2011, operating (Non-GAAP) net earnings - that is, reported net income exclusive of non-operating items - were $49.8 million or $0.24 per diluted share. This compared to $49.7 million or $0.24 per diluted share in the linked quarter and $32.6 million or $0.18 per diluted share in the first quarter of 2010. Reported (GAAP) net income inclusive of non-operating items, primarily acquisition and integration expenses, totaled $44.9 million or $0.22 per diluted share compared to $45.9 million or $0.22 in the linked quarter and $28.9 million or $0.16 in the prior year.

Operating Results (Non-GAAP)	Q1 2011	Q4 2010	Q1 2010
Net interest income	$ 172.9	$ 167.5	$ 114.2
Provision for credit losses	12.9	13.5	13.1
Noninterest income	52.1	54.1	36.9
Noninterest expense	137.9	133.4	87.0
Net income before non-operating items	$ 49.8	$ 49.7	32.6
Weighted average diluted shares outstanding	206.6	206.2	185.6
Earnings per diluted share	$ 0.24	$ 0.24	$ 0.18

Reported Results (GAAP)
Net income before non-operating items	$ 49.8	$ 49.7	$ 32.6
Non-operating items(a)	4.9	3.8	3.7
Net income	$ 44.9	$ 45.9	$ 28.9
Weighted average diluted shares outstanding	206.6	206.2	185.6
Earnings per diluted share	$ 0.22	$ 0.22	$ 0.16

All amounts in millions except earnings per diluted share. The Non-GAAP/Operating Results table above summarized the Company's operating results excluding certain non-operating items.
(a) Amounts are shown net of tax and represent non-recurring expenses related to acquisition, integration and restructuring.

Strong fundamentals continue

The Company's performance continues to be marked by top-line revenue growth, high volume customer activity, strong credit metrics, and balance sheet strength.

		vs. Q4 2010
in millions	Q1 2011	(annualized)
Revenues	$ 224.9	+6%
Commercial loans (avg.)	7,046	+18%
Core deposits (avg.)	9,827	+1%
Tax equivalent net interest margin	3.80%	+15bps
Net charge-offs to average loans	0.31%	-18bps

Robust organic commercial loan growth throughout the franchise

The Company has again generated exceptional double-digit commercial loan growth, outpacing the industry by a wide margin. It continues to capitalize on its comprehensive relationship banking model by expanding the range of services to existing customers while adding many new ones. Market share gains were again achieved in both its legacy Upstate New York and newer Pennsylvania markets where its efforts are resulting in incremental success.

			(acquired Sept 2009)		(acquired Apr 2010)
	Upstate New York		Western Pennsylvania		Eastern Pennsylvania
Loan balances in millions	Mar 31 '11 vs. Mar 31'10		Mar 31 '11 vs. Mar 31'10		Mar 31 '11 vs. Jun 30 '10
Commercial Business (a)	$ 1,516	+17%	$ 806	+86%	$ 375	+7%
Commercial Real Estate (a)	$ 3,041	+9%	$ 463	+51%	$ 1,038	+2%
(a) Includes net deferred costs and discounts

Loans

Total loan origination activity remained strong in both the Upstate New York and newer Pennsylvania markets with first quarter volumes of $1.6 billion. The commercial loan portfolio continued its strong upward trajectory, rising by an annualized 18% to $7.0 billion on average as solid first quarter activity followed last quarter's record origination levels. This exceptional growth trend is a direct result of the Company's concerted efforts to add capacity and product depth to its relationship banking model.  Home equity application volume kept pace with the prior quarter's level while increased payoffs moderated the portfolio's overall average balance growth.   Residential mortgage balances declined only modestly as the Company focused on the origination and retention of shorter-term product while continuing to sell longer term product in the secondary market.

Credit Quality

First quarter credit trends improved from the fourth quarter of last year, and the Company's overall credit profile remained solid. Both nonperforming loans and net chargeoffs declined in the first quarter.  Nonperforming loans at March 31, 2011 of $80.4 million equated to 0.75% of total loans as compared to 0.85% and 1.05% in the linked quarter and a year ago, respectively. Net chargeoffs of $8.1 million in the first quarter represented 0.31% of average loans on an annualized basis compared to 0.49% last quarter and 0.66% in the first quarter of 2010. Criticized loans remain relatively flat at $954 million at March 31, 2011 compared with year end balances.  The provision for credit losses totaled $12.9 million in the first quarter, exceeding charge offs by $4.8 million, as the company continues to build reserves consistent with the growth in its loan portfolio.  The allowance equaled 125% of nonperforming loans and 0.93% of total loans. Excluding loans acquired at fair value as of their acquisition dates, the allowance equaled 1.22% of total loans.

Deposits

Average core deposit balances of $9.8 billion were stable with the linked quarter as growth in retail checking and all other interest bearing categories was offset by lower business demand balances.   Higher cost CD balances continue to decline with the Company's focus on more profitable relationships. At March 31, 2011 core deposits increased to 76% of total deposits versus 73% a year ago. The loan-to-deposit ratio stood at 80% at quarter end.

Net Interest Income

First quarter net interest income rose by $5.3 million to $172.9 million, as net interest margin increased to 3.80% in the quarter, compared to 3.65% in the linked quarter. That margin increase was driven by the positive impact of higher yields on mortgage backed securities due to slower mortgage prepayments experienced across the industry. Also contributing to the improved yield on the securities portfolio has been the execution of our previously announced strategy to allocate a portion of our investment cash flows into investment grade credit (non-U.S. Government backed) assets.   The margin was also helped by a modest decrease in deposit and overall funding costs.

Noninterest Income

Noninterest income of $52.1 million was $2.0 million below the linked quarter primarily reflecting the industry-wide decline in mortgage banking activity and lower transaction revenues in banking services.  Partially offsetting this shortfall was seasonal and acquisition driven increases in insurance revenue as well as fees from increased activity in loan syndication and capital market businesses. Wealth management revenues rose in the first quarter as well. The Company continues to provide more sophisticated product offerings as it continues to deepen customer relationships and diversify its sources of fee income.

Noninterest Expense

Operating (Non-GAAP) noninterest expense of $137.9 million in the first quarter reflects the full phase-in of the strategic investment program implemented last year to build out talent, systems, and infrastructure to achieve the operating platform in line with the Company's growth mission. Higher expenses in the first quarter also included the effect of recent insurance agency acquisitions along with increased payroll taxes and employee benefit related costs. Looking ahead, the Company's repositioning initiatives will serve to redeploy current resources to drive improved operating leverage and efficiency.

Reported (GAAP) noninterest expense for the current quarter totaled $145.2 million and included non-operating merger and restructuring costs.

Capital Management

At March 31, 2011 the Company's estimated consolidated Total Risk Based capital and Tier 1 Common Risk Based capital ratios were 14.13% and 12.56%, respectively, well above current regulatory guidelines for well capitalized institutions. The Company also expects to be substantially above anticipated regulatory thresholds associated with recently released Basel III guidelines.

About First Niagara

As of April 15th, First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, N.A., has $30 billion in assets, 345 branches and $18 billion in deposits. First Niagara Bank, N.A. is a multi-state community-oriented bank providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.fnfg.com.

Conference Call – A conference call will be held at 11 a.m. Eastern Time on Thursday, April 21, 2011 to discuss the Company's financial results and business strategy. Those wishing to participate in the call may dial toll-free 1-877-709-8150. A replay of the call will be available until May 12, 2011 by dialing 1-877-660-6853, Account # 240, Conference ID # 369374.

Non-GAAP Measures - The Company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the Company's results and to assess performance in relation to the Company's ongoing operations.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real estate and business loans and non-performing loans.

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited)

	2011	2010				2009
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,

SELECTED FINANCIAL DATA
(Amounts in thousands)
Cash and cash equivalents	$ 220,997	213,820	315,608	332,705	186,832	236,268
Investment securities:
Available for sale	5,424,731	7,289,455	7,341,505	7,131,393	4,876,925	4,421,678
Held to maturity	3,030,320	1,025,724	1,125,184	1,038,866	1,038,566	1,093,552
FHLB and FRB common stock	166,357	183,800	171,814	165,960	55,650	79,014
Loans held for sale	26,955	37,977	50,092	76,574	35,168	32,270
Loans and leases:
Commercial:
Real estate	4,545,336	4,373,717	4,283,422	4,237,612	3,133,582	3,061,582
Business	2,693,343	2,619,148	2,270,679	2,164,529	1,745,738	1,689,594
Total commercial loans	7,238,679	6,992,865	6,554,101	6,402,141	4,879,320	4,751,176
Residential real estate	1,696,742	1,687,110	1,752,078	1,822,130	1,582,839	1,642,691
Home equity	1,495,702	1,513,047	1,470,619	1,446,281	702,735	691,069
Other consumer	256,353	265,528	270,578	267,349	182,790	186,341
Net deferred costs and discounts	23,767	24,864	26,108	26,619	25,354	25,909
Total loans and leases	10,711,243	10,483,414	10,073,484	9,964,520	7,373,038	7,297,186
Allowance for credit losses	100,126	95,354	94,532	90,409	89,488	88,303
Loans and leases, net	10,611,117	10,388,060	9,978,952	9,874,111	7,283,550	7,208,883
Bank owned life insurance	232,748	230,718	228,723	226,653	133,629	132,414
Premises and equipment	227,136	217,555	209,508	210,439	163,573	156,213
Goodwill and other intangibles	1,108,811	1,114,144	1,099,446	1,099,155	931,347	935,384
Other assets	390,673	382,600	350,708	362,503	262,838	289,157
Total assets	$ 21,439,845	21,083,853	20,871,540	20,518,359	14,968,078	14,584,833

Deposits:
Savings accounts	$ 1,271,494	1,235,004	1,235,201	1,274,039	932,698	916,854
Interest-bearing checking	1,726,379	1,705,537	1,783,788	1,729,043	1,057,349	1,063,065
Money market deposits	5,177,242	4,919,014	4,941,989	4,851,504	3,825,794	3,535,736
Noninterest-bearing deposits	2,050,034	1,989,505	1,815,201	1,870,004	1,301,730	1,256,537
Certificates of deposit	3,230,674	3,299,784	3,619,004	4,033,584	2,676,890	2,957,332
Total deposits	13,455,823	13,148,844	13,395,183	13,758,174	9,794,461	9,729,524

Short-term borrowings	970,262	1,788,566	1,634,481	1,691,820	1,034,236	1,674,761
Long-term borrowings	3,933,791	3,104,908	2,708,639	1,974,737	1,447,392	627,519
Other liabilities	304,937	276,465	326,676	320,163	285,367	179,368
Total liabilities	18,664,813	18,318,783	18,064,979	17,744,894	12,561,456	12,211,172
Stockholders' equity	2,775,032	2,765,070	2,806,561	2,773,465	2,406,622	2,373,661
Total liabilities and stockholders' equity	$ 21,439,845	21,083,853	20,871,540	20,518,359	14,968,078	14,584,833

Total interest-earning assets	$ 19,278,620	18,922,199	18,604,341	18,234,177	13,326,364	12,902,813
Total interest-bearing liabilities	16,309,842	16,052,813	15,923,102	15,554,727	10,974,359	10,775,267
Net interest-earning assets	$ 2,968,778	2,869,386	2,681,239	2,679,450	2,352,005	2,127,546

Tangible equity (1)	$ 1,666,221	1,650,926	1,707,115	1,674,310	1,475,275	1,438,277
Unrealized gain (loss) on securities	$ 63,893	70,690	131,572	117,422	42,970	17,206
Total loans serviced for others	$ 1,572,925	1,554,083	1,397,674	1,293,436	875,814	823,889

Legacy loans (2)	$ 8,210,106	7,833,695	7,239,939	6,954,592	6,738,529	6,636,760
Acquired loans (3)	2,616,387	2,772,158	2,953,752	3,134,100	675,434	703,474
Credit related discount on acquired loans (4)	(115,250)	(122,439)	(120,207)	(124,172)	(40,925)	(43,048)
Total Loans	$ 10,711,243	10,483,414	10,073,484	9,964,520	7,373,038	7,297,186

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited)

	2011	2010				2009
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
ASSET QUALITY DATA
(Amounts in thousands)
Nonperforming loans:
Commercial real estate	$ 37,346	44,065	49,271	47,648	44,149	37,687
Commercial business	24,823	25,819	25,924	11,652	18,010	17,566
Residential real estate	13,433	14,461	13,156	11,050	10,811	9,468
Home equity	4,467	4,605	4,809	3,238	3,558	2,330
Other consumer	299	373	1,020	750	1,392	1,510
Total nonperforming loans	80,368	89,323	94,180	74,338	77,920	68,561
Real estate owned	6,955	8,647	8,619	8,559	6,774	7,057
Total nonperforming assets	$ 87,323	97,970	102,799	82,897	84,694	75,618

Acquired loans 90 days past due still accruing(5)	$ 62,942	58,097	56,716	48,221	--	--
Accruing troubled debt restructurings (TDR)	$ 27,027	21,607	18,932	19,397	18,857	11,683

Net loan charge-offs (recoveries):
Commercial real estate	$ 2,006	4,765	3,078	8,849	4,275	2,056
Commercial business	4,391	6,082	3,187	658	7,135	2,958
Residential real estate	662	389	55	164	56	11
Home equity	781	809	196	358	162	298
Other consumer	288	634	361	50	318	451
Total net loan charge-offs	$ 8,128	12,679	6,877	10,079	11,946	5,774

ASSET QUALITY RATIOS

Net charge-offs to average loans (annualized)	0.31%	0.49%	0.27%	0.41%	0.66%	0.32%
Provision to average loans (annualized)	0.49%	0.53%	0.43%	0.45%	0.73%	0.61%
Total nonperforming loans to loans	0.75%	0.85%	0.93%	0.74%	1.05%	0.94%
Total nonperforming assets to assets	0.41%	0.46%	0.49%	0.40%	0.57%	0.52%
Allowance to loans	0.93%	0.91%	0.93%	0.90%	1.21%	1.20%
Allowance to nonperforming loans	124.6%	106.8%	100.4%	121.6%	114.9%	128.8%
Texas ratio (6)	8.51%	8.94%	8.85%	7.43%	5.41%	4.95%

CAPITAL
Consolidated:
Tier 1 risk based capital	13.32%	13.54%	14.25%	14.27%	17.54%	17.41%
Tier 1 common capital (7)	12.56%	12.76%	13.42%	13.43%	17.39%	17.26%
Total risk based capital	14.13%	14.35%	15.09%	15.09%	18.65%	18.51%
Leverage ratio (8)	8.23%	8.14%	8.37%	8.75%	--	--
Tangible capital (8)	--	--	--	--	10.15%	10.34%
Equity to assets	12.94%	13.11%	13.45%	13.52%	16.08%	16.27%
Tangible common equity to tangible assets (1)	8.20%	8.27%	8.63%	8.62%	10.51%	10.54%

First Niagara Bank, N.A.:
Tier 1 risk based capital	11.23%	11.06%	11.88%	11.59%	13.08%	12.63%
Total risk based capital	12.04%	11.86%	12.72%	12.40%	14.20%	13.73%
Leverage ratio (8)	6.94%	6.64%	6.97%	7.10%	--	--
Tangible capital (8)	--	--	--	--	7.55%	7.48%

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2011	2010					2009
	First	Year Ended	Fourth	Third	Second	First	Fourth
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter	Quarter

SELECTED OPERATIONS DATA
(Amounts in thousands)
Interest income	$ 208,884	745,588	205,320	200,636	195,129	144,503	145,357
Interest expense	36,016	147,834	37,772	39,357	40,371	30,334	32,454
Net interest income	172,868	597,754	167,548	161,279	154,758	114,169	112,903
Provision for credit losses	12,900	48,631	13,500	11,000	11,000	13,131	11,000
Net interest income after provision	159,968	549,123	154,048	150,279	143,758	101,038	101,903

Noninterest income:
Banking services	19,006	80,773	22,230	21,007	21,529	16,007	17,016
Insurance and benefits consulting	15,755	51,634	13,130	13,573	12,768	12,163	11,074
Wealth management services	6,734	19,838	4,940	5,939	5,711	3,248	2,655
Mortgage banking	1,263	12,230	6,052	3,320	1,626	1,232	1,756
Other income	9,316	22,140	7,760	5,666	4,416	4,298	3,016
Total noninterest income	52,074	186,615	54,112	49,505	46,050	36,948	35,517

Noninterest expense:
Salaries and benefits	74,511	246,619	65,698	68,603	64,081	48,237	50,919
Occupancy and equipment	16,197	54,964	16,053	15,582	13,422	9,907	9,126
Technology and communications	12,871	45,698	12,878	12,769	11,403	8,649	8,271
Marketing and advertising	2,692	18,388	3,383	5,782	7,691	1,532	2,618
Professional services	6,360	18,528	7,538	4,426	4,054	2,510	2,141
Amortization of intangibles	5,489	19,458	5,447	5,453	5,311	3,247	3,414
FDIC premiums	6,195	18,923	5,871	4,630	4,959	3,463	4,335
Merger and acquisition integration expenses	6,176	41,655	5,904	1,916	27,602	6,232	4,009
Other expense	14,659	59,095	16,562	13,448	19,680	9,405	9,887
Total noninterest expense	145,150	523,328	139,334	132,609	158,203	93,182	94,720

Income before income taxes	66,892	212,410	68,826	67,175	31,605	44,804	42,700
Income taxes	21,974	72,057	22,971	21,579	11,602	15,905	13,796
Net income	$ 44,918	140,353	45,855	45,596	20,003	28,899	28,904

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2011	2010					2009
	First	Year Ended	Fourth	Third	Second	First	Fourth
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter	Quarter

SELECTED AVERAGE BALANCES
(Amounts in thousands)
Interest-earning assets:
Securities, at amortized cost	$ 8,104,008	7,185,292	8,214,033	7,913,769	7,121,805	5,453,217	4,874,683
Loans and leases (9)
Commercial:
Real estate	4,430,619	3,960,268	4,300,625	4,245,670	4,194,002	3,084,272	3,026,380
Business	2,615,778	2,114,500	2,447,918	2,210,288	2,079,222	1,711,428	1,595,822
Total commercial loans	7,046,397	6,074,768	6,748,543	6,455,958	6,273,224	4,795,700	4,622,202
Residential real estate	1,738,384	1,790,873	1,762,346	1,853,018	1,900,471	1,645,693	1,706,998
Home equity	1,508,189	1,263,407	1,503,187	1,460,801	1,374,245	704,450	685,342
Other consumer	272,894	247,222	269,090	270,416	260,953	187,272	189,387
Total loans and leases	10,565,864	9,376,270	10,283,166	10,040,193	9,808,893	7,333,115	7,203,929
Other interest-earning assets	193,430	180,042	204,462	191,650	235,636	87,000	314,593

Total interest-earning assets	18,863,301	16,741,604	18,701,661	18,145,612	17,166,334	12,873,332	12,393,205
Goodwill and other intangibles	1,112,329	1,063,794	1,107,958	1,101,044	1,110,565	933,279	936,590
Other noninterest-earning assets	1,143,876	1,056,896	1,199,525	1,212,134	1,071,189	737,960	712,334
Total assets	$ 21,119,506	18,862,294	21,009,144	20,458,790	19,348,088	14,544,571	14,042,129

Interest-bearing liabilities:
Savings accounts	$ 1,243,856	1,164,416	1,232,897	1,260,792	1,242,052	917,397	905,899
Interest-bearing checking	1,732,971	1,541,259	1,710,655	1,734,463	1,675,705	1,034,659	1,042,842
Money market deposits	5,012,521	4,576,958	4,994,303	4,881,109	4,725,441	3,689,294	3,576,893
Certificates of deposit	3,253,538	3,526,389	3,441,656	3,822,620	4,007,431	2,823,804	3,112,978
Borrowed funds	4,963,087	3,430,215	4,631,406	3,833,711	2,991,598	2,233,362	1,580,016
Total interest-bearing liabilities	16,205,973	14,239,237	16,010,917	15,532,695	14,642,227	10,698,516	10,218,628
Noninterest-bearing deposits	1,837,248	1,667,760	1,873,709	1,814,399	1,728,853	1,245,565	1,237,425
Other noninterest-bearing liabilities	299,019	271,918	306,253	303,199	277,838	198,858	190,399
Total liabilities	18,342,240	16,178,915	18,190,879	17,650,293	16,648,918	12,142,939	11,646,452
Stockholders' equity	2,777,266	2,683,379	2,818,265	2,808,497	2,699,170	2,401,632	2,395,677

Total liabilities and stockholders' equity	$ 21,119,506	18,862,294	21,009,144	20,458,790	19,348,088	14,544,571	14,042,129

Net interest-earning assets	$ 2,657,328	2,502,367	2,690,744	2,612,917	2,524,107	2,174,816	2,174,577
Total core deposits	$ 9,826,596	8,950,393	9,811,564	9,690,763	9,372,051	6,886,915	6,763,059
Total deposits	$ 13,080,134	12,476,782	13,253,220	13,513,383	13,379,482	9,710,719	9,876,037
Tangible equity (1)	$ 1,664,937	1,619,585	1,710,307	1,707,453	1,588,605	1,468,353	1,459,087

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2011	2010					2009
	First	Year Ended	Fourth	Third	Second	First	Fourth
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter	Quarter

STOCK AND RELATED PER SHARE DATA
(Shares in thousands)
Earnings per share:
Basic	0.22	0.70	0.22	0.22	0.10	0.16	0.16
Diluted	0.22	0.70	0.22	0.22	0.10	0.16	0.16
Cash dividends	0.16	0.57	0.15	0.14	0.14	0.14	0.14
Dividend payout ratio	72.73%	81.43%	68.18%	63.64%	140.00%	87.50%	87.50%
Dividend yield (annualized)	4.78%	4.08%	4.26%	4.77%	4.48%	3.99%	3.99%
Market price (NASDAQ: FNFG):
High	15.10	14.88	14.40	13.79	14.88	14.86	14.47
Low	13.54	11.23	11.51	11.23	12.25	13.00	12.40
Close	13.58	13.98	13.98	11.65	12.53	14.23	13.91
Book value per share (10)	13.45		13.42	13.63	13.48	12.98	12.84
Tangible book value per share (1) (10)	8.08		8.01	8.29	8.14	7.96	7.78
Weighted average common shares outstanding(10):
Basic	206,124	200,274	205,901	205,821	203,962	185,121	184,849
Diluted	206,644	200,596	206,229	206,058	204,402	185,585	185,343
Common shares outstanding	209,432		209,112	209,059	209,040	188,719	188,215
Treasury shares	5,674		5,994	6,047	6,066	6,092	6,596

SELECTED RATIOS
(Annualized where appropriate)
Return on average assets	0.86%	0.74%	0.87%	0.88%	0.41%	0.81%	0.82%
Common equity:
Return on average equity	6.56%	5.23%	6.46%	6.44%	2.97%	4.88%	4.79%
Return on average tangible equity (1)	10.94%	8.67%	10.64%	10.59%	5.05%	7.98%	7.86%
Total equity:
Return on average equity	6.56%	5.23%	6.46%	6.44%	2.97%	4.88%	4.79%
Return on average tangible equity (1)	10.94%	8.67%	10.64%	10.59%	5.05%	7.98%	7.86%
Noninterest income as a percentage of net revenue	23.1%	23.8%	24.4%	23.5%	22.9%	24.4%	23.9%
Efficiency ratio - Consolidated	64.5%	66.7%	62.9%	62.9%	78.8%	61.7%	63.8%
- Banking segment (11)	62.5%	65.0%	60.5%	61.1%	70.3%	59.5%	60.9%

Net loan charge-offs	8,128	41,580	12,679	6,877	10,079	11,946	5,774
Net charge-offs to average loans (annualized)	0.31%	0.44%	0.49%	0.27%	0.41%	0.66%	0.32%
Provision to average loans (annualized)	0.49%	0.52%	0.53%	0.43%	0.45%	0.73%	0.61%

Personnel FTE	3,825		3,791	3,725	3,748	2,966	2,816

Number of branches	257		257	255	255	172	171

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2011	2010					2009
	First	Year Ended	Fourth	Third	Second	First	Fourth
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter	Quarter

SELECTED AVERAGE YIELDS/RATES
(Tax equivalent basis)
Interest-earning assets:
Securities, at amortized cost	3.83%	3.51%	3.45%	3.50%	3.54%	3.56%	4.00%
Loans and leases
Commercial:
Real estate	5.56%	5.75%	5.69%	5.70%	5.91%	5.71%	5.70%
Business	4.43%	4.88%	4.86%	4.83%	5.21%	4.57%	4.74%
Total commercial loans	5.14%	5.45%	5.39%	5.40%	5.68%	5.30%	5.37%
Residential real estate	4.96%	5.09%	4.93%	5.04%	5.18%	5.24%	5.23%
Home equity	4.52%	4.66%	4.56%	4.50%	4.82%	4.89%	4.95%
Other consumer	6.59%	7.40%	7.27%	7.56%	6.62%	8.48%	8.33%
Total loans and leases	5.12%	5.32%	5.24%	5.26%	5.48%	5.33%	5.37%
Other interest-earning assets	4.15%	2.99%	4.73%	3.10%	1.23%	3.36%	1.13%

Total interest-earning assets	4.58%	4.52%	4.45%	4.47%	4.62%	4.57%	4.72%

Interest-bearing liabilities:
Savings accounts	0.10%	0.14%	0.11%	0.12%	0.17%	0.14%	0.21%
Interest-bearing checking	0.11%	0.19%	0.16%	0.20%	0.25%	0.13%	0.14%
Money market deposits	0.48%	0.60%	0.48%	0.59%	0.68%	0.69%	0.82%
Certificates of deposit	1.11%	1.10%	1.12%	1.11%	1.10%	1.07%	1.17%
Borrowed funds	1.67%	2.23%	1.78%	2.07%	2.63%	2.89%	3.77%
Total interest-bearing liabilities	0.90%	1.04%	0.93%	1.00%	1.10%	1.15%	1.26%

Total interest-bearing deposits	0.56%	0.66%	0.59%	0.65%	0.71%	0.69%	0.80%
Total core deposits	0.28%	0.36%	0.29%	0.35%	0.41%	0.41%	0.48%
Total deposits	0.48%	0.57%	0.50%	0.56%	0.62%	0.60%	0.70%

Tax equivalent net interest rate spread	3.68%	3.48%	3.52%	3.47%	3.52%	3.42%	3.46%
Tax equivalent net interest rate margin	3.80%	3.64%	3.65%	3.61%	3.68%	3.61%	3.69%

(1) Excludes goodwill and other intangible assets. These are non-GAAP financial measures that we believe provide investors with information that is useful in understanding our financial performance and position.
(2) Represents total loans excluding loans acquired from Harleysville or National City Bank.
(3) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(4) Represents principal on acquired loans not expected to be collected.
(5) All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we primarily recognize interest income through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(6) The Texas ratio is computed by dividing the sum of nonperforming assets and loans 90 days past due still accruing by the sum of tangible equity and the allowance of credit losses. This is a non-GAAP financial measure that we believe provides investors with information that is useful in understanding our financial performance and position.
(7) Tier 1 common capital is computed by subtracting the sum of preferred stock and the subordinated debentures associated with trust preferred securities from Tier 1 capital, divided by risk weighted assets. Tier 1 common capital, as calculated for purposes of this financial data and the earnings release, does not reflect the adjustments provided for in Basel III. This is a non-GAAP financial measure that we believe provides investors with information that is useful in understanding our financial performance and position.
(8) Tangible capital ratio presented for periods ended prior to First Niagara Bank's conversion to a national bank regulated by the OCC. Leverage ratio disclosed for periods ended subsequent to such conversion.
(9) Includes nonaccrual loans.
(10) Excludes unallocated ESOP shares and unvested restricted stock shares.
(11) Includes operating results for the banking activities segment as defined in the Company's quarterly and annual reports.
CONTACT:  Officer Contacts
          Anthony M. Alessi
          Investor Relations Manager
          (716) 625-7692
          tony.alessi@fnfg.com

          Leslie G. Garrity
          Public Relations and Corporate Communications Manager
          (716) 819-5921
          leslie.garrity@fnfg.com